FOR IMMEDIATE RELEASE

       COMMITTEE TO RESTORE STOCKHOLDER VALUE TO COMPETITIVE TECHNOLOGIES
                           REVIEWS JOHN NANO'S SUCCESS

AUGUSTA, GA (JANUARY 11, 2007) THE COMMITTEE TO RESTORE STOCKHOLDER VALUE to Competitive Technologies, Inc. (AMEX: CTT) is reminding all CTT shareholders that they deserve better than the current Board and management at CTT, and that these shareholders need to act now to replace these individuals by voting the BLUE Proxy card immediately on-line or by phone, and due to time, not by mail. An on-line vote can be placed at www.proxyvote.com; a phone vote can be placed at 1-800-454-8683. Necessary control, Cusip, account and client numbers are on the BLUE proxy card received by shareholders. If the shareholder has not received their BLUE proxy card, instructions can be obtained by contacting the Committee directly.

Under John Nano's leadership, from fiscal year 2003 to 2005, CTT's revenues grew from $2.7 million to $14.2 million - an increase of 526%. For fiscal year 2006, after Mr. Nano's termination by the current Board, CTT's revenues dropped to $5.2 million for a decrease of 63%. This is not self-serving information; this is fact.

Under Mr. Nano's leadership, CTT profits increased every year. Profits reached $5.7 million in fiscal 2005 for an increase of $9.7 million in three years. The next year, without Mr. Nano, CTT lost $2.4 million for a profit decline of $8.1 million.

The poor financial performance under the current Board and management has been coupled with a decline in CTT's market value from over $100 million down to $20 million - an 80% loss in value during a record high level for the overall stock market. The lack of financial results, coupled with the stock price decline under the current Board and management are unacceptable by any standard.

The Nano-led CTT ranked as the fourteenth largest percentage gaining stock in 2004 as reported by The Wall Street Journal - with an increase share price of 345%. The current Board and management have lost CTT's shareholder's money for five straight quarters, and their unfavorable results were even worse in the most recent quarter reported.

CTT's failed Board and management attacks Mr. Nano's stellar performance at CTT by saying that technology was at CTT when Mr. Nano arrived. This argument against Mr. Nano is a further indictment of CTT's current Board and management.

Under Mr. Nano's leadership, valuable CTT technologies were successfully commercialized before their patents expired. An important example is the homocysteine assay technology. Prior to Mr. Nano joining CTT, the company was attempting to license the homocysteine assay technology to 11,000+ U.S. testing laboratories. This approach yielded CTT very little revenue from this blockbuster technology. Mr. Nano, whose investigation found that a few major distributors supply the homocysteine test kits to almost all 11,000 laboratories, directed that each of the major distributors be contacted. As a result, license agreements were signed with CTT. Mr. Nano's commercialization strategies resulted in 2005 revenues of $14.7 million, generating profits of $5.7 million. These are self-serving facts, serving the CTT shareholder.

CTT's current Board and management blame Mr. Nano for the dismal results under Chief Technology Officer Michael E. Kiley, who fraudulently represented his academic credentials as having a Ph.D. In fact, Mr. Kiley, a Virginia golfing crony of CTT's current Chairman of the Board, Richard Carver, was chosen for his position at CTT by Mr. Carver before Mr. Nano arrived. Although Mr. Kiley's resume fraud and performance failure are now obvious, Mr. Kiley continues to collect a minimum $20,000 per month from CTT shareholders while living in Virginia.

Mr. Nano's commercialization agreements resulted in almost 93% of the 2005 revenues. CTT's Board and management have touted legal awards, but these accounted for only 7% of CTT 2005 revenues. The emphasis of the current Board and management on legal awards only shows their excessive reliance on litigation, rather than on the sound business practices that Mr. Nano would bring back to CTT.

In this vein, Mr. Nano has convinced the Committee for Stockholder Value not to sue CTT, but to bring any lawsuit for insider trading, backdating options and other improper acts, only against current management and Board members. Mr. Nano is most concerned that these allegations are very serious, stating that the SEC approved the Committee's distribution of its proxy statement making these allegations. Mr. Nano does not believe, however, that CTT should be punished for the wrongdoing of its officers and directors. Further, if the Committee is successful in this proxy contest, Mr. Nano is committed to settling for a fraction of what he is owed under his contract damages to end his litigation with CTT. In sum, the Committee would put behind us the legal distractions under the current CTT Board and management that are threatening CTT's viability.

Mr. Nano's understanding and proven success of commercial licensing of CTT's technologies is critical to building shareholder value. As shown by the financial results prior to and after Mr. Nano's leadership, a collection of unlicensed technologies has no value to CTT. During the past five quarters, the current Board and management has spent $9.6 million and have not been able to successfully commercialize any technology to a level anywhere near the revenues generated under Mr. Nano's leadership. Mr. Nano was an around-the-clock CEO, often taking his work home with him to his nearby residence. Mr. Nano will again give CTT this dedication.

Innovative technologies need to be commercialized to create value. CTT's shareholders need to elect a team with a proven track record successfully licensing technologies and generating revenue and profit growth to drive CTT's market value. Act now and vote your BLUE Proxy card immediately on-line or by phone.

The Committee believes that the extensive qualifications of their slate of candidates, including John B. Nano, will return to CTT substantial business experience in CTT's business, a successful track record in managing growth, and serious management expertise through a legacy team. The Committee urgently asks for support of stockholders, advisors and brokers to restore CTT to profitability, to drive growth, and to increase shareholder value.

More information on the Committee's proxy filing (DFRN14A, filed by non-management on December 26, 2006) is available at the SEC website, www.sec.gov, under company filings. Any questions can be addressed by contacting the Committee.

Committee  Contact:     John  Derek  Elwin  III
Tel:                    561  789  6449
Email:                  restorevalue@yahoo.com